Filed Pursuant to Rule 433
Registration No. 333-106040
1YR CMT Floater
Final Terms & Conditions

Issuer:	American International Group, Inc.

Issue:	US MTN

Underwriter(s):	Lehman Brothers Inc.

Principal Amount:	$25,000,000

CUSIP:	02687QBR8

Trade Date:	April 26, 2007

Issue Date:	May 8, 2007

Maturity Date:	May 8, 2008

Redemption Amount:	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note, plus Interest, if any

Interest:	A single U.S. dollar amount equal to the principal amount multiplied by:
1 Year CMT + 65bps (0.65%), provided that the minimum Interest payable on the notes shall be zero.

Observation Date:	5 Business Days prior to the Maturity Date

All values input into formulas for Interest expressed as a percentage rounded to three decimal places.

1 Year CMT:	For the Observation Date, the 1-year Constant Maturity US Treasury yield index which appears on the Reuters Screen FRBCMT Page on the Observation Date. If such rate does not appear on the Reuters Screen FRBCMT Page or the Reuters Screen FRBCMT Page is unavailable, 1-Year CMT is the 1-year Constant Maturity US Treasury yield index as set forth in Federal Reserve Statistical Release H.15.

Issue Price:	100%

Minimum Denomination:	$1,000 and integral multiples of $1,000
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this termsheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Calculation Agent:	AIG Financial Products Corp.
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this termsheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.